Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Pro-Dex, Inc. of our report dated September 10, 2020, relating to the financial statements of Pro-Dex, Inc., which report appears in the Annual Report on Form 10-K of Pro-Dex, Inc. for the year ended June 30, 2020 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of ASC Topic 842), and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Irvine, California

December 4, 2020